Exhibit 10.71

February 25, 2013

Dear Ms. Gonzalez:

I am pleased to confirm your new position of EVP, General Counsel Designate (Grade 99) for Dean Foods Company, which was effective November 7, 2012. This position will report to Gregg Tanner, Chief Executive Officer. You will assume the position of EVP, General Counsel and Corporate Secretary on March 1, 2013.

Here are the specifics of your new assignment:

Base Salary

You will be paid $17,708.33 on a semi-monthly basis, which equates to an annual salary of $425,000. Your new salary is inclusive of your 2013 merit increase and will be reviewed annually (next in March 2014).

Annual Incentive Opportunity

You will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 70% of your annualized base salary (as of 12/31 of the incentive plan year), subject to the achievement of certain financial targets for the Corporate Staff and certain individual objectives. For 2012, you will be eligible to earn an incentive payment that will be prorated based on the amount of time you were in each position.

Promotional Long Term Incentive Grant

In addition, you were awarded a one-time promotional RSUs equity grant with a value of $100,000 on 11/15/12, as approved by the Compensation Committee of the Dean Foods Board of Directors.

Annual Long Term Incentive Compensation

You will continue to be eligible for future equity grants under the Dean Foods Long Term Incentive Program. The amount and nature of any future long-term incentive awards will be determined by the Dean Foods Board of Directors or the Compensation Committee thereof.

Executive Deferred Compensation Plan

You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.

Paid Time Off (PTO)

You will be eligible for 25 days of PTO each calendar year. Unused PTO is not carried forward from year to year unless state law requires.

Insider Trading

As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods or affiliated with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.

Severance

As an Executive Officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination”, meaning any termination as a result of your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.

Good Reason Waiver

In consideration of your continued employment, the promotional long-term incentive grant specified above, the increase in your base salary effected in connection with your promotion, which shall continue to be payable after the date hereof, and your continued eligibility for long-term incentive compensation as specified above, you hereby waive any right you may currently have, or which you may hereafter have, to terminate your employment for “good reason” under the Severance Plan due to any material reduction in the scope of your duties or responsibilities by reason of the occurrence of, or any actions taken or effected in relation to or in connection with any or all of (i) the sale by Dean Foods Company of its Morningstar Foods division (the “Morningstar Sale”), (ii) the sale or other disposition, including any public offering, by Dean Foods Company of any portion of the stock of The WhiteWave Foods Company, whether or not occurring before or after the date hereof (the “WhiteWave Stock Sales”), and (iii) any future distribution by Dean Foods Company of all or any portion of the stock of The WhiteWave Foods Company to the shareholders of Dean Foods Company (the “WhiteWave Distribution”). This means that, by signing this letter, you are agreeing that you are not entitled to any Severance Benefits (as defined in the Severance Plan) in connection with the Morningstar Sale, the WhiteWave Stock Sales or the WhiteWave Distribution or any other action taken in connection therewith, related thereto or arising by reason thereof.

Change in Control

You will provided with a new Change in Control agreement, which is comparable to the one currently provided to other Dean Foods executive officers. In general, that agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a period of time following a Change in Control as detailed in the Change in Control Agreement. The details of these provisions are set forth more fully in your signed Change in Control Agreement.

Benefits Plan

You will continue to be eligible for benefits programs that are available for similarly-situated employees such as FlexSelect benefits (medical, dental, vision) and 401(k) in addition to the executive level benefits.

Conclusion

Rachel, I am very excited about your achievements thus far and look forward to your future contributions to Dean Foods. I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Gregg A. Tanner
Gregg A.Tanner
CEO, Dean Foods

Agreed and accepted:

/s/ Rachel Gonzalez
Rachel Gonzalez